Exhibit 99.1
FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact: Ed Tagliaferri
212-981-5182
CKX AND SIMON FULLER AGREE TO A NEW CREATIVE DEAL:
SIMON FULLER SETS UP NEW ENTERTAINMENT COMPANY
New York, NY — (January 14, 2010) — CKX, Inc. (NASDAQ: CKXE) announced today that Simon Fuller, founder and CEO of 19 Entertainment, and the Company have agreed to a long term deal to ensure that the American Idol creator and executive producer continues to executive produce and provide overall global executive direction to CKX’s hit television shows, American Idol and So You Think You Can Dance and the new online led property If I Can Dream, in return for a share of profits. In addition, Mr. Fuller is launching a new entertainment company in which CKX can invest. As part of this transaction Mr. Fuller will also provide general consulting services to CKX.
Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX said, “I am thrilled with this new arrangement with Simon. He is truly one of the most creative geniuses in the entertainment industry today. This new arrangement guarantees that Simon and CKX will be working together for many, many years to come. I’m also delighted that going forward Simon will be free to focus his creative energy on developing new ideas and projects and that CKX has the opportunity to invest in his new business.”
Simon Fuller said, “It has been an absolute pleasure over the past five years to have worked so closely with Bob. I feel honored to have learned so much from one of the world’s truly great business brains. This is the beginning of another important chapter in my life. As an entrepreneur I feel I am about to enter my prime years and starting a new entertainment company at this moment fills me with great excitement. Since its acquisition by CKX, 19 has achieved extraordinary success and I am delighted to be able to continue my relationship with Bob, the CKX team and all the properties that I have created.”
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in more than 100 countries. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

About 19 Entertainment
19 Entertainment, a division of CKX, is one of the most successful entertainment organizations in the world having created and produced hit television properties including American Idol and So You Think You Can Dance, and with its relationships and partnerships with some of the biggest names in sports, music and fashion, including David Beckham, Victoria Beckham, Carrie Underwood, Kelly Clarkson, Chris Daughtry, Roland Mouret and the recently added tennis superstar, Andy Murray.
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